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                                                                      EXHIBIT 14

                         CONTINUUS SOFTWARE CORPORATION
                           1997 EQUITY INCENTIVE PLAN

                        RESTRICTED STOCK BONUS AGREEMENT

     Pursuant to the Restricted Stock Bonus Grant Notice ("Grant Notice") and this Restricted Stock Bonus Agreement (collectively, the "Award") and the par value of which is in consideration of your past services, Continuus Software Corporation (the "Company") has awarded you a stock bonus under its 1997 Equity Incentive Plan (the "Plan") for the number of shares of the Company's Common Stock subject to the Award as indicated in the Grant Notice. Defined terms not explicitly defined in this Restricted Stock Bonus Agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your Award are as follows:

     1. VESTING. Subject to the limitations contained herein and the Plan, your Award will vest as provided in the Grant Notice.

          (A) SPECIAL ACCELERATION PROVISIONS. Notwithstanding any other provisions of the Plan to the contrary, in the event of a Change in Ownership, then the vesting and exercisability of your Award shall be accelerated in full and any reacquisition or repurchase rights held by the Company with respect to Common Stock acquired pursuant to your Award shall lapse in full, as appropriate.

     For purposes of this subsection 1(a) only, "Change in Ownership" means: (i) a sale, exchange, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation involving the Company or a subsidiary (within the meaning of Rule 405 promulgated under the Securities Act, or comparable successor rule) of the Company, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction or, if the surviving entity is a majority-owned subsidiary (within the meaning of Rule 405 promulgated under the Securities Act, or comparable successor rule) of another entity, less than fifty percent (50%) of the voting power of the surviving entity's parent (within the meaning of Rule 405 promulgated under the Securities Act, or comparable successor rule) immediately after the transaction; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company's voting power immediately after the transaction; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of Directors; or (v) in the event that less than a majority of the members of the Board of Directors are Incumbent Directors. For purposes of this Award, "Incumbent Directors" are individuals who as of the date of this Award are members of the Board of Directors and any new director who is elected or nominated for election by the Company's stockholders by at least fifty percent (50%) of the Incumbent Directors, provided that Incumbent Directors, at the time of the election or nomination, constitute a majority of the Board of Directors.

          (B) PARACHUTE PAYMENTS. In the event that the acceleration of the vesting and exercisability of your Award and the lapse of reacquisition or repurchase rights with respect to Common Stock acquired pursuant to your Award provided for in subsection 1(a) and benefits otherwise payable to you
     (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this subsection would be subject to the excise tax imposed by
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     Section 4999 of the Code, or any comparable successor provisions (the
     "Excise Tax"), then your benefits hereunder shall be either

             (i) provided to you in full, or

             (ii) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

     whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by a qualified third party (the "Professional Service Firm"). In the event of a reduction of benefits hereunder, you shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this subsection, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this subsection. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this subsection.

          If, notwithstanding any reduction described in this subsection, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

          Notwithstanding any other provision of this subsection 1(b), if (i) there is a reduction in the payment of benefits as described in this subsection, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this subsection contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

     If you either (i) bring any action to enforce rights pursuant to this
Section 1, or (ii) defend any legal challenge to your rights hereunder, you shall be entitled to recover attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by you, the court finds the claim was brought in good faith.

     2. NUMBER OF SHARES. The number of shares subject to your Award may be adjusted from time to time for capitalization adjustments, as described in subsection 12(a) of the Plan.

     3. SECURITIES LAW COMPLIANCE. You may not be issued any shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
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     4. RIGHT OF REACQUISITION.  The Company shall have the right to reacquire the shares you received pursuant to your Award that have not vested as of the date the Company exercises its Reacquisition Right under this Section 4 in accordance with the vesting provisions of the Award and the Plan (the "Unvested Shares") on the following terms and conditions:

          (a) The Company shall, simultaneously with termination of your Continuous Service (as defined in the Plan), automatically reacquire for no consideration all of the Unvested Shares, unless the Company agrees to waive its reacquisition right as to some or all of the Unvested Shares ("Reacquisition Right"). Any such waiver shall be exercised by the Company by written notice to you or your representative (with a copy to the Escrow Holder as defined below) in accordance with Section 9 herein within ninety
     (90) days after the termination of your Continuous Service, and the Escrow Holder may then release to you the number of Unvested Shares not being reacquired by the Company. If the Company does not waive its reacquisition right as to all of the Unvested Shares, then upon such termination of your Continuous Service, the Escrow Holder shall transfer to the Company the number of shares the Company is reacquiring.

          (b) The shares issued under your Award shall be held in escrow pursuant to the terms of the Joint Escrow Instructions attached to the Grant Notice as Attachment IV. You agree to execute three (3) Assignment Separate From Certificate forms (with date and number of shares blank) substantially in the form attached to the Grant Notice as Attachment III and deliver the same, along with the certificate or certificates evidencing the shares, for use by the escrow agent (the "Escrow Holder").

          (c) Subject to the provisions of your Award and the Plan, you shall, during the term of your Award, possess all rights and privileges of a stockholder of the Company with respect to the shares deposited in escrow. You shall be deemed to be the holder of the shares for purposes of receiving any dividends which may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested and been released from the Company's Reacquisition Right.

          (d) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is then subject to the provisions of your Award (including a capital adjustment as described in subsection 12(a) of the Plan), then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares acquired under your Award shall be immediately subject to the Reacquisition Right with the same force and effect as the shares subject to this Reacquisition Right immediately before such event.

     5. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

     6. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or any obligation on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     7. WITHHOLDING OBLIGATIONS.

          (a) At the time your Award is made, at the time that some or all of the shares subject to your Award became vested, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.
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          (b) Unless the tax withholding obligations of the Company and/or any
     Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares or approve the release of such shares from any escrow provided for herein.

     8. FEDERAL TAX CONSEQUENCES. The acquisition and vesting of the shares may have adverse tax consequences to you that may be avoided or mitigated by filing an election under Section 83(b) of the Internal Revenue Code, as amended (the "Code"). Such election must be filed within thirty (30) days after the date of your Award. YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF YOU REQUEST THE COMPANY TO MAKE THE FILING ON YOUR BEHALF.

     9. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     10.  MISCELLANEOUS.

          (a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

     11. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

     12. CHOICE OF LAW. The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Award, without regard to such state's conflict of laws rules.
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                           JOINT ESCROW INSTRUCTIONS

August 3, 2000

Corporate Secretary
Continuus Software Corporation
108 Pacifica, Second Floor
Irvine, California 92718

Dear Sir/Madam:

     As Escrow Agent for both Continuus Software Corporation, a Delaware corporation (the "Company"), and the undersigned recipient of stock of the Company ("Recipient"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Bonus Grant Notice (the "Grant Notice"), dated August 3, 2000 to which a copy of these Joint Escrow Instructions is attached as Attachment IV, and pursuant to the terms of that certain Restricted Stock Bonus Agreement ("Agreement"), which is Attachment I to the Grant Notice, in accordance with the following instructions:

           1. In the event Recipient ceases to render services to the Company or an affiliate of the Company during the vesting period set forth in the Grant Notice, the Company or its assignee will give to Recipient and you a written notice specifying that the shares of stock shall be transferred to the Company. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

           2. At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Company.

           3. Recipient irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Recipient does hereby irrevocably constitute and appoint you as Recipient's attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

           4. This escrow shall terminate upon vesting of the shares or upon the earlier return of the shares to the Company or the Company's written waiver of its Reacquisition Right in its entirety.

           5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Recipient, you shall deliver all of same to any pledgee entitled thereto or, if none, to Recipient and shall be discharged of all further obligations hereunder.

           6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

           7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

           8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
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           9. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Grant Notice or any documents or papers deposited or called for hereunder.

          10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

          11. You shall be entitled to employ such legal counsel, including but not limited to Cooley Godward LLP, and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

          12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and Recipient hereby confirms the appointment of such successor or successors as his attorney-in-fact and agent to the full extent of your appointment.

          13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

          14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

          15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Box, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days' written notice to each of the other parties hereto:


        Company:                            Continuus Software Corporation
                                            108 Pacifica, Second Floor
                                            Irvine, California 92718
                                            Attn: Chief Financial Officer

        Recipient:                          ---------------------------
                                            ---------------------------
                                            ---------------------------
                                            ---------------------------
                                            Continuus Software Corporation
                                            108 Pacifica, Second Floor
                                            Irvine, California 92718
                                            Attn: Corporate Secretary
        Escrow Agent:

          16. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Grant Notice.

          17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to "you" or "your" herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is
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     understood and agreed that the Company may at any time or from time to time assign its rights under the Grant Notice, the Agreement and these Joint Escrow Instructions in whole or in part.

                                          Very truly yours,

                                          Continuus Software Corporation

                                          By:
                                            ------------------------------------

                                          Recipient

                                          --------------------------------------

Escrow Agent:

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Corporate Secretary